EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198917) of Tofutti Brands, Inc. of our report dated April 3, 2024, related to the financial statements of Tofutti Brands, Inc. as of December 30, 2023 and December 31, 2022, and for the fiscal years then ended, appearing in this Annual Report on Form 10-K.

/s/ Mazars USA LLP

Iselin, New Jersey
April 3, 2024